EXHIBIT 7.1
JOINT FILING AGREEMENT
     In accordance Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to a joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Astrotech Corporation, and further agree that this Joint Filing Agreement expressly authorizes Robert Scott Nieboer to file on such parties’ behalf any and all amendments to such Statement. Each such party undertakes to notify Robert Scott Nieboer of any changes giving rise to the obligation to file an amendment to Schedule 13D, and it is understood that in connection with this Statement and all amendments thereto, each such party shall be responsible only for information supplied by such party. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 10th day of July, 2009.
     This Agreement may be executed and delivered by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SMH CAPITAL ADVISORS, INC.
By:	/s/ Jeff Cummer
Jeff Cummer, President

TRACE PARTNERS, L.P.
By:	Trace Management, LLC, its general partner

By:	/s/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

CURTISWOOD CAPITAL, LLC
By:	/s/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

TRACE MANAGEMENT, LLC
By:	/s/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

/s/ R. Scott Nieboer
Robert Scott Nieboer

/s/ Mark Forward Eberle
Mark Forward Eberle